U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 15, 2005

Superior Oil and Gas Co.
(Exact name of registrant as specified in its charter)

Nevada (state of incorporation)	000-50173 (Commission File Number)	87-0537621 (IRS Employer I.D. Number)
14910 Northwest 36 Street
Yukon, OK 73099
405-350-0404
____________________________________________________
(Address and telephone number of registrant's principal
executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On December 17, 2004 Superior Oil and Gas Co. (“Superior”) entered into an agreement with EagleSpan Steel Structures, Inc. of Loveland Colorado by which Superior agreed to purchase all the capital stock of EagleSpan for $6 million payable in cash and stock of Superior. On February 4, 2005 and again on February 9, 2005 the parties executed Amendment No. 1 and Amendment No. 2 to the December 17, 2004 Purchase Agreement, which amendments made material changes in the Purchase Agreement. The most material changes were in the amount and form of payment of the purchase price for all the capital stock of EagleSpan. The purchase price was changed to be (1) a one-year, 6% interest promissory note in the principal amount of $3 million, one-half of the principal amount plus accrued interest of which is convertible by the holder into common stock of Superior at the conversion price of $1.00 a share, and (2) the loan by Superior to EagleSpan of 1.5 million restricted shares of Superior common stock which EagleSpan could use as additional collateral of EagleSpan bank debt that is guaranteed by Jerry Curtis, the president of EagleSpan.

The parties closed the purchase of all capital stock of EagleSpan by Superior on February 9, 2005. The closing was subject to the condition that EagleSpan, within 45 days after the closing, would provide audited financial statements for its fiscal years ended December 31, 2003 and 2004. Such financial statements were required to be filed with the SEC. However, they were not fully provided to Superior by EagleSpan even within 60 days after the February closing. Further, the operating statements that were provided - even though incompletely audited - indicated that the results of operations during 2003 and 2004 were materially less than what had been represented to Superior by EagleSpan, the difference being inaccurate application of U.S. GAAP.

For the above reasons, on April 15, 2005 Superior rescinded the Purchase Agreement. Each party is to return to the other party the consideration earlier provided pursuant to the agreement. There are no penalties to either party because of the termination of the Purchase Agreement.

There is no material relationship between the registrant or its affiliates and any of the parties other than in respect of the material definitive agreement.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR OIL AND GAS CO.

Date: April 19, 2005	By:	/s/ Daniel Lloyd
Daniel Lloyd
Chief Executive Officer

3